Exhibit 23.4

Consent of R.L. Polk & Co

We hereby consent to the citation by Affinia Group Holdings Inc. (the “Company”) of our data, and to the use of our name in connection with the use of such data in the Registration Statement on Form S-1 (No. 333-167759) and any amendments thereto filed by the Company with the Securities and Exchange Commission.

/s/ Bryan P. Funke
R.L. Polk & Co
Bryan P. Funke, Director – Aftermarket & Commercial

October 17, 2011